SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SYNTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2010

Dear Shareholder:

It is our pleasure to invite you to attend Syntel’s 2010 Annual Meeting of Shareholders on Thursday, June 3, 2010, at 10:00 a.m. The meeting will be held at the global headquarters of Syntel, Inc. located at 525 East Big Beaver Road, Suite 300, Troy, Michigan. If you need directions to Syntel’s global headquarters, please contact us at (248) 619-2800.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting, which will consist of the election of directors and ratifying the appointment of Syntel’s independent registered public accounting firm.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to complete, sign, and return your proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are unable to attend. You may later revoke your proxy and vote in person at the meeting if you wish.

Sincerely,

Bharat Desai	Prashant Ranade
Chairman	Chief Executive Officer and President

SYNTEL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 3, 2010

The Annual Meeting of Shareholders of Syntel, Inc., a Michigan corporation, will be held on Thursday, June 3, 2010, at 10:00 a.m., at Syntel’s global headquarters located at 525 East Big Beaver Road, Suite 300, Troy, Michigan. The purposes of the Annual Meeting are to:

1.	elect seven directors to serve on Syntel’s Board of Directors;

2.	ratify the appointment of Crowe Horwath LLP as Syntel’s independent registered public accounting firm for the current fiscal year; and

3.	conduct any other business that is properly raised at the meeting or any adjournment of the meeting.

Only shareholders of record at the close of business on April 8, 2010 may receive notice of and vote at the meeting.

By Order of the Board of Directors

April 30, 2010	Daniel M. Moore
Chief Administrative Officer, General
Counsel, and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on June 3, 2010.

The notice of annual meeting, proxy statement, and annual report to shareholders are available on the Internet at:

investor.syntelinc.com/proxy.cfm

We would like shareholders to come to the meeting, but, even if you plan to attend, please sign and date the enclosed proxy and mail it promptly in the envelope provided.

SYNTEL, INC.

525 East Big Beaver Road, Suite 300

Troy, Michigan 48083

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, JUNE 3, 2010

Solicitation of Proxies

This proxy statement and the accompanying proxy are being distributed to shareholders of Syntel, Inc. (“Syntel”) in connection with the solicitation of proxies to be used at Syntel’s 2010 Annual Meeting of Shareholders. The proxy is your vote as a shareholder of Syntel on the matters presented at the Annual Meeting. The Annual Meeting will be held at Syntel’s global headquarters located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, on Thursday, June 3, 2010, at 10:00 a.m.

The enclosed proxy is solicited by Syntel’s Board of Directors. This Proxy Statement and the enclosed proxy were first mailed or given to shareholders beginning on April 30, 2010. Syntel’s 2009 Annual Report to Shareholders is also enclosed with this Proxy Statement.

Syntel will pay the entire cost of soliciting proxies. Syntel will arrange with brokerage houses, nominees, custodians, and other fiduciaries to send proxy soliciting materials to beneficial owners of the Common Stock at Syntel’s expense.

Revoking a Proxy

Any person giving a proxy has the power to revoke it at any time before it is voted. There are three ways to revoke your proxy: (1) you may deliver a written notice of revocation, dated after the date of your proxy, to the inspectors of the election at or before the Annual Meeting; (2) you may deliver a later-dated proxy to the inspectors of the election at or before the Annual Meeting; or (3) you may attend the Annual Meeting in person and vote your shares by ballot. If you decide to send your written notice of revocation or later-dated proxy to the inspectors of election before the Annual Meeting, please send it to the attention of the Chief Administrative Officer, Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083 so that it will arrive before June 3, 2010.

Record Date

The record date for determining shareholders entitled to vote at the Annual Meeting is April 8, 2010. Each of the 41,533,603 shares of Syntel’s Common Stock issued and outstanding on that date and not held in an account for Syntel’s benefit is entitled to one vote on any matter voted on at the Annual Meeting. Abstentions and votes withheld by brokers on proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

MATTERS TO COME BEFORE THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

Under Syntel’s Restated Articles of Incorporation, as amended, all of the members of Syntel’s Board of Directors are elected each year to hold office for a one year term and until their successors are duly elected and qualified. There are currently six members of the Board and one vacancy, and the current six members and one additional person have been nominated to be elected at this year’s Annual Meeting.

Each director elected will serve a one year term ending at Syntel’s 2011 Annual Meeting of Shareholders. The nominees named below were recommended for nomination for election at this Annual Meeting of Syntel’s shareholders by the Board’s Nominating and Corporate Governance Committee and nominated by the full Board of Directors. Mr. Mashruwala was recommended for consideration by a security holder and executive officer as well as Syntel’s Chief Executive Officer. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy provided with this proxy statement to vote to elect the nominees named below as directors.

The seven nominees receiving the highest number of votes cast at the Annual Meeting in person or by proxy will be elected as directors. Shares not voted (whether by abstention, broker non-votes or otherwise) have no effect on the election. In case any nominee is unable or declines to serve, proxies will be voted for another person designated by the Board of Directors to replace the nominee. However, the Board of Directors does not anticipate this will occur. For the 2010 Annual Meeting of Shareholders, each proxy may be voted for no more than seven director nominees.

Information concerning the nominees for election, with respect to age and positions with Syntel or other principal occupations for the past five years, follows. All nominees have extensive business and senior management experience and together represent a group of individuals with skills and experience in those areas Syntel considers to be the most critical to its business and prospects, including knowledge of and experience in the information technology industry, operations, finance, sales, and general enterprise management.

Paritosh K. Choksi, age 57, is Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of ATEL Capital Group, a financial services management company headquartered in San Francisco, California, and has served in those capacities since April 2001. Mr. Choksi has served as a director of Syntel since August 1997. Mr. Choksi has also been named the Lead Director of the Board of Directors and in that capacity chairs the Board of Directors in the absence of the Chairman of the Board and also chairs the executive sessions of the independent members of the Board of Directors. In nominating Mr. Choksi, the Board considered his significant experience in management, corporate governance and finance as a chief financial officer with three companies, including experience with start-ups and going public. The Board believes that Mr. Choksi’s experience enables him to provide strength in management, corporate governance, compensation, strategy, and finance.

Bharat Desai, age 57, is a co-founder of Syntel and serves as its Chairman of the Board. He has been a director of Syntel since its formation in 1980. Mr. Desai has served as the Chairman of Syntel’s Board of Directors since February 1999 and also served as Syntel’s Chief Executive Officer from its formation in April 1980 until February 2009 and as Syntel’s President from its formation until December 2006. Mr. Desai is the spouse of Ms. Sethi. In nominating Mr. Desai, the Board considered that, as well as being a founder of Syntel, Mr. Desai has long term experience in the information technology industry. The Board believes that Mr. Desai experience as the Chairman and former Chief Executive Officer and President of Syntel enables him to provide strategic vision for Syntel’s growth, as he has since its establishment in 1980, as well as a wealth of institutional knowledge.

Thomas Doke, age 54, previously served as the Executive Vice President and Chief Financial Officer of Dematic Corp., USA (formerly Siemens Logistics & Assembly Systems, Inc.) from August 2004 to September 2009. Mr. Doke has served as a director of Syntel since August 2009. In nominating Mr. Doke, the Board considered his significant experience in management, corporate governance and in finance as a chief financial officer. The Board believes that Mr. Doke’s extensive experience with a service and operations company enables him to provide strength in operations, strategy, corporate governance, and finance.

Raj Mashruwala, age 58, previously served as the Executive Vice President and Chief Operating Officer of TIBCO Software Inc., a software design and implementation company headquartered in Palo Alto, California, from January 1995 until February 2008. This is the first time Mr. Mashruwala is standing for election to be a director of Syntel. In nominating Mr. Mashruwala, the Board considered his sales, marketing, engineering management, and leadership experience in the software industry as well as his experience with mergers and acquisitions and research and development. Mr. Mashruwala also holds three patents. The Board believes that Mr. Mashruwala’s experience enables him to provide strength and insight in brand development, sales and marketing, research and development, management, and corporate governance.

George R. Mrkonic, Jr., age 57, previously served as the Vice Chairman of Borders Group, Inc., a retailer of books, music, and educational entertainment media products headquartered in Ann Arbor, Michigan, from December 1994 until January 2002. Mr. Mrkonic is also a director of Autozone, Inc., Brinker International, Inc., and Pacific Sunwear. Mr. Mrkonic was previously a director of Borders Group, Inc., Guitar Center, Inc. and Nashua Corporation. Mr. Mrkonic has served as a director of Syntel from August 1997 until June 2007 and since June 2009. In nominating Mr. Mrkonic, the Board considered his significant experience in management and as a director of other public companies in a variety of industries, including retail and manufacturing. The Board believes that Mr. Mrkonic’s experience enables him to provide strength in strategy, finance, public company corporate governance, and management.

Prashant Ranade, age 57, has served as the Chief Executive Officer and President of Syntel since February 2010. Previously, Mr. Ranade served as the President and Chief Executive Officer of Siemens Group Logistics and Assembly Systems, NA (currently Dematic Corp.), a company that is principally involved in material handling logistics and automation, from May 2003 to November 2006. Mr. Ranade served on the board of directors at Dematic until July 2007. Mr. Ranade has served as a director of Syntel since June 2007. In nominating Mr. Ranade, the Board considered his senior management and chief executive officer experience in the automation/manufacturing, technology, healthcare, and supply chain/logistics domains of global businesses. The Board believes that Mr. Ranade’s experience enables him to provide strength in strategy, leadership development, sales and marketing, and operations management.

Neerja Sethi, age 55, is a co-founder of Syntel and has served as Vice President, Corporate Affairs and a director since Syntel’s formation in 1980. Ms. Sethi is the spouse of Mr. Desai. In nominating Ms. Sethi, the Board considered her extensive experience in the information technology industry and, as a founder of Syntel, her involvement in and knowledge of its development since its formation in 1980. The Board believes that Ms. Sethi’s experience enables her to provide strength in strategy, general management, and personnel and also a high degree of institutional knowledge.

Board Recommendation

The Board recommends that you vote FOR the election of the nominees listed above.

Board Independence

The Board of Directors has determined that Messrs. Choksi, Doke, Mrkonic, and Mashruwala, constituting a majority of the Board of Directors, have no material relationships with Syntel (either directly or as a partner, shareholder or officer of an organization that has a relationship with Syntel) and are independent as determined in accordance with the director independence standards of the National Association of Securities Dealers (“NASD”), in that the director has no relationship which would interfere with his or her exercise of independent judgment in carrying out their responsibilities as a director, and the director independence standards of the Securities and Exchange Commission (“SEC”). In addition, the Board has determined that each member of the

Audit, Compensation, and Nominating and Corporate Governance Committees has no material relationship with Syntel (either directly or as a partner, shareholder or officer of an organization that has a relationship with Syntel) and is independent as determined under the NASD and SEC director independence standards.

In making these determinations, the Board of Directors also considered two transactions between individual directors reported to the Board by the directors involved. In one instance, Messrs. Ranade and Choksi have jointly invested in a parcel of real estate and in another instance Mr. Ranade is acting as trustee for a trust established by Mr. Doke. In both instances, the transactions were entered into well before Mr. Ranade was appointed as Chief Executive Officer and President of Syntel. Also in both instances, the Board of Directors, acting outside the presence of the relevant parties, determined that the transactions would not interfere with Mr. Choksi or Mr. Doke exercising independent judgment in carrying out their responsibilities as a director. Nevertheless, in May 2010 Mr. Ranade will cease to act as trustee for the trust established by Mr. Doke.

Meetings and Committees of the Board of Directors

The Board of Directors meets regularly, at least once each quarter. During 2009, the Board of Directors held nine meetings. The standing committees established by the Board of Directors are described below.

Audit Committee. The Audit Committee is responsible for, among other things, appointing an independent registered accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent auditors for audit service, non-audit service, and related matters. The Audit Committee met eleven times during 2009. The current members of the Audit Committee are Thomas Doke (Committee Chairperson), Paritosh K. Choksi, and George R. Mrkonic, Jr. The Board of Directors has determined that Thomas Doke and Paritosh K. Choksi are “audit committee financial experts” and that each member of the Audit Committee is independent and qualified to serve on the Committee under the NASD listing standards. The Audit Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Audit Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Compensation Committee. The Compensation Committee develops and monitors the executive compensation policies of Syntel. The Compensation Committee is responsible for the administration of all salary and incentive compensation plans, including bonuses, for the chief executive officer and other executive officers of Syntel. The Compensation Committee also administers Syntel’s Amended and Restated Stock Option and Incentive Plan. The Compensation Committee met ten times during 2009. The current members of the Compensation Committee are Paritosh K. Choksi (Committee Chairperson), Thomas Doke, and George R. Mrkonic, Jr. The Board of Directors has determined that each member of the Committee is independent under the NASD listing standards. The Compensation Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors nominees, including nominees submitted by shareholders, who are qualified to serve on Syntel’s Board of Directors, to develop and periodically review corporate governance principles for Syntel, and oversee the evaluation of Board members and management. The Nominating and Corporate Governance Committee met five times during 2009. The current members of the Nominating and Corporate Governance Committee are Paritosh K. Choksi (Committee Chairperson), Thomas Doke, and George R. Mrkonic, Jr. The Board of Directors has determined that each member of the Committee is independent under the NASD listing standards. The Nominating and Corporate Governance Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Nominating and Corporate Governance Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Nominating and Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates on the same basis as it considers all director candidates. In considering director candidates, the Nominating and Corporate Governance Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and qualified advisors. These factors may include judgment, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members and management, as well as shareholders. The Nominating and Corporate Governance Committee has retained third party search firms from time to time to identify and evaluate candidates, and the Committee is authorized to continue that practice. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, Attn: Chief Administrative Officer.

Meeting Attendance and Shareholder Communications with Directors

During 2009, all current directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served. In 2009, all seven of the then director nominees attended the Annual Meeting of Shareholders in person or by conference line. Syntel’s Nominating and Corporate Governance Committee has adopted a policy requiring director attendance at annual shareholder meetings, either in person or by conference line.

Shareholders may send written communications to the Board, committees of the Board, and individual directors by mailing those communications to our Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, who will forward all such communications to the addressee(s). Shareholders may also communicate with the Board of Directors, or only with the independent directors, by means of the incident reporting process at www.mysafeworkplace.com.

Compensation of Directors

Directors who are also employees of Syntel do not receive any additional compensation for their service as a Director. Directors who are not employees of Syntel are paid a $25,000 annual retainer as well as $2,500 for attending in person each day of Board meetings and $1,250 for attending in person each day of committee meetings held in the United States and $7,500 for attending in person an informational meeting of the collective Board members held in India. The Lead Director receives an additional annual retainer of $5,000. The chairperson of the Audit Committee of the Board receives an additional annual retainer of $10,000 and the Compensation Committee and Nominating and Corporate Governance Committee chairpersons receive an additional annual retainer of $5,000. Upon first being elected at an annual shareholder meeting or first being appointed to the Board, each non-employee director also receives, under Syntel’s Amended and Restated Stock Option and Incentive Plan, shares of restricted stock valued at $80,000, prorated for a partial year if first appointed between annual shareholder meetings. The number of shares issued to each such director is determined by dividing $80,000, or the prorated amount, by the closing price of the Syntel’s common stock on the day of the annual shareholder meeting or the day the director was first appointed. These restricted shares vest on the date of the next annual shareholder meeting after their issuance. Each new director is also entitled to receive a share of restricted stock for each share of Syntel stock purchased within 60 days of the first time they are appointed or first elected to the Board of Directors, up to a maximum of 5,000 shares. The 60 day period is extended if Syntel has in place a restriction on insiders purchasing Syntel stock during that period. The restricted shares received upon purchasing this stock vest in their entirety on the third anniversary of the close of the 60 day period following appointment or election, as extended, provided that the director has also retained through that third anniversary date all of the shares purchased to entitle him or her to the matching grant.

Director Compensation Table

The following table provides summary information concerning the compensation for the 2009 fiscal year of Syntel’s directors who are not executive officers named in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Paritosh K. Choksi	57,500	77,206	134,706
Thomas Doke (2)	21,667	66,653	88,319
Paul R. Donovan (3)	20,000	-0-	20,000
George R. Mrkonic, Jr. (4)	27,500	77,206	104,706
Prashant Ranade (5)	52,500	77,206	129,706
Vasant Raval (6)	57,500	77,206	134,706
Neerja Sethi (7)	-0-	-0-	-0-

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2009, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named director. The aggregate number of shares of Common Stock issued as restricted stock awards and outstanding at December 31, 2009 were: Paritosh K. Choksi, 2,635; Thomas Doke, 1,684; George R. Mrkonic, Jr., 2,635; Prashant Ranade, 2,635; and Vasant Raval, 2,635.
(2)	Mr. Doke was elected to the Board of Directors effective August 1, 2009. The amounts given in the table reflect fees paid and stock granted during the partial year of service.
(3)	Mr. Donovan did not stand for re-election to the Board of Directors in 2009. The amounts given in the table reflect fees paid during the partial year of service.
(4)	Mr. Mrkonic was elected to the Board of Directors at the Annual Meeting of Shareholders on June 2, 2009. The amounts given in the table reflect fees paid and stock granted during the partial year of service.
(5)	Mr. Ranade served as a non-employee director of Syntel throughout 2009. Mr. Ranade was appointed Syntel’s Chief Executive Officer and President on February 2, 2010.
(6)	Mr. Raval resigned from the Board of Directors on March 2, 2010.
(7)	As an employee director Ms. Sethi does not receive any compensation for serving on Syntel’s Board of Directors.

PROPOSAL 2. RATIFYING THE APPOINTMENT OF SYNTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the appointment of Crowe Horwath LLP (“Crowe Horwath”) to serve as Syntel’s independent registered public accountant for the 2010 fiscal year requires the affirmative vote of a majority of the shares casting a vote on this proposal, in person or by proxy. Syntel’s 2010 fiscal year began on January 1, 2010 and will end on December 31, 2010. You may vote “for” or “against” or “abstain” from this proposal. Proxies received by Syntel will be voted in favor of approval of the ratification unless a contrary choice is indicated.

In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in Syntel’s and its shareholders’ best interests.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of Crowe Horwath to serve as Syntel’s independent registered public accountants for the 2010 fiscal year.

Independent Registered Public Accounting Firm

Crowe Horwath has audited Syntel’s financial statements since July 2004. A representative is expected to be available by conference telephone at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

The following table lists the aggregate fees for professional services rendered by Crowe Horwath for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” which pertain to the last two fiscal years.

	Fiscal Year Ended
	December 31, 2009	December 31, 2008
Audit Fees	$376,515	$386,403
Audit Related Fees	$9,885	$14,473
Tax Fees	$4,500	$13,229
All Other Fees	$4,972	$28,468

Audit Fees represent fees for professional services rendered for the audit of the consolidated financial statements of Syntel, assistance with review of documents filed with the SEC, and the audit of management’s assessment of the effectiveness of internal control over financial reporting. Audit-Related Fees represent professional fees in connection with the statutory audit services relative to the 401(k) plan for Syntel, Inc. Tax Fees represent fees for services related to tax compliance, tax advice, and tax planning. All Other Fees represent consultation on matters related to transfer pricing, dividends, and other advisory services.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent audit firm engaged to conduct the annual statutory audit of Syntel’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors, and such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management. The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the fiscal years ended December 31, 2009 and December 31, 2008 as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent auditor’s independence, and has advised Syntel that, in its opinion, the activities performed by Crowe Horwath on Syntel’s behalf are compatible with maintaining their independence.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, appointing an independent registered public accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent registered public accounting firm for audit services, non-audit services, and related matters. The Board of Directors has adopted an Audit Committee Charter, which is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare Syntel’s financial statements, to plan or conduct audits, or to determine that Syntel’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Syntel’s management is responsible for preparing Syntel’s financial statements and for maintaining internal control. The independent registered public accounting firm is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of Syntel in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed Syntel’s audited consolidated financial statements with management and with Crowe Horwath, Syntel’s independent registered public accounting firm for the year ending December 31, 2009, both with and without management present. The Audit Committee has discussed with Crowe Horwath the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from Crowe Horwath the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Audit Committee concerning independence, has discussed Crowe Horwath’s independence with them, and has considered the compatibility of non-audit services with the auditor’s independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, inclusion of the audited consolidated financial statements in Syntel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

THOMAS DOKE, CHAIRPERSON

PARITOSH K. CHOKSI

GEORGE R. MRKONIC, JR.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee of our Board of Directors (the “Committee”) oversees and administers executive compensation. The Committee operates under a written charter adopted by our Board of Directors and is comprised entirely of independent, non-employee directors. The Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter.

The Compensation Committee has designed the executive compensation program to:

•	Provide rewards based on company and individual performance.

•	Provide compensation that is competitive in order to attract, retain and motivate the best possible executive talent.

•	Provide an incentive to create long-term shareholder value.

Main Elements of Compensation

Base Salary

Base salary is an important part of an executive’s compensation, and the Compensation Committee reviews each executive officer’s base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role in the Company, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives.

Short Term Incentive Plan (“STIP”)

In addition to base salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established objectives for the year. These objectives are discussed in more detail later in this Compensation Discussion and Analysis. Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure.

Long Term Incentive Plan (“LTIP”)

The LTIP provides for the payment of equity and/or non-equity awards and is considered by the Committee on an annual basis. The LTIP is a key element of the total compensation program for our named executive officers. It is intended to drive the creation of long term value for shareholders, to avoid only short term focus by our named executive officers and to attract and retain executives capable of effectively executing our business strategies

Determining Executive Compensation

The Committee receives a significant amount of information and input as a reference and in support of its decision making. The Committee uses publicly available data and outside consultants in determining executive compensation. Some data regarding executive compensation in India was furnished by Watson Wyatt and some data regarding executive compensation in the United States was provided by Fred Cook & Associates. Each consultant reports directly to the Committee and the Committee determines the consultant’s scope of work and fees. The use of an independent consultant provides additional assurance that Syntel’s executive compensation is reasonable and consistent with Syntel’s objectives.

Although the Committee reviews the compensation practices of our peer companies, the Committee does not adhere to strict formulas or comparisons with Market Data to determine the total compensation or mix of compensation elements. Instead, as described below, the Committee collectively considers various factors in exercising its discretion to determine overall compensation, including the experience, responsibilities and performance of individuals as well as the Company’s overall financial performance. The Committee believes that each compensation package in its totality achieves the above three elements of its compensation program and that this flexibility is important in designing compensation arrangements to attract, retain and motivate executives.

The publicly available data, peer group analysis, consultant information and other data represent “Market Data” when referenced throughout this Compensation Discussion and Analysis.

Watson Wyatt provided survey data regarding India executive compensation with regard to the following companies: Cognizant; International Business Machines; Tata Consultancy Services Limited; Wipro Limited; Infosys Technologies Limited; Oracle Financial Services Software; HCL Technologies Limited; Accenture; Cap Gemini; Patni Computer Services; Genpact; and Tech Mahindra/Mahindra Satyam. Fred Cook & Associates provided survey data regarding executive compensation for the Chief Legal Officer position based in the United States against an aggregate of unnamed companies participating in a compensation survey. Results of the survey were interpolated to provide compensation data for companies with similar annual revenue.

At the beginning of each year the Committee uses Market Data and its own evaluation of local market conditions, the experience and responsibilities of individual executive officers, and the perceived risk of an individual executive officer accepting alternative employment to set executive compensation for that year. The STIP is payable based upon achievement of corporate and individual financial and non-financial goals set by the Committee. The Committee may put in place a Long Term Incentive Plan (“LTIP”) in any year. The LTIP put in place in 2009 was payable based upon achievement of corporate and individual financial and non-financial goals set by the Committee that pertained to performance over a three year period.

The overall compensation packages for executive officers are targeted to be competitive in markets in which we compete for executive talent in order to attract, retain and motivate the best possible executive talent. However, the Committee also takes into account local market conditions, the experience and responsibilities of individual executive officers and the perceived risk of an individual executive officer accepting alternative employment in setting base salaries, STIP and LTIP. After review of Market Data and after consultation with outside consultants, the Committee believes that the compensation for the Chief Executive Officer must be significantly higher than the next highest paid Named Executive Officer in order to reflect the greater responsibilities given and demands upon the Chief Executive Officer and to achieve the three goals of the executive compensation program identified at the start of this Compensation Discussion and Analysis.

The Committee believes that the target value of the STIP payable to the named executive officers at 100% of targeted performance should be between 30% and 50% of base pay (except for the Head of Sales) to incent proper focus on targeted performance. The Committee believes that the target value of the Head of Sales at 100% of targeted performance should be between 70% and 75% of base pay in order to place greater emphasis on the generation of revenue. The Committee, taking into account that LTIPs may be issued in successive years and overlap, believes that the total annual value of the LTIP over the term of the LTIP payable to an individual executive officer at 100% of targeted performance should be between 15% and 50% of base pay.

The Committee approves the awards under the STIP and LTIP consistent with the achievement of the applicable goals. The Committee does on occasion make exceptions to payment in strict accordance with achievement of goals based on unusual or extraordinary circumstances. Executive officers must be on the payroll of the company at the time of disbursement of the STIP and the LTIP to be eligible for payment under these plans.

Base Salary

In reviewing base salaries for named executive officers, the Committee considered local market conditions, Market Data, the named executive officer’s experience and responsibilities, the perceived risk of having to replace the named executive officer and the fact that the named executive officers for 2009 had satisfactorily performed against their prior year individual objectives. Other than for Mr. Desai as detailed below, the Committee determined to continue each named executive officer’s base salary at the same level as the prior year.

Mr. Desai as Chairman and Chief Executive Officer had a 2008 base salary of $300,000. While the Committee determined that the base salary of Mr. Desai as Chairman and Chief Executive Officer in 2008 was below the 2009 compensation it would otherwise recommend, Mr. Desai as the largest Syntel shareholder declined to accept any increase in base salary for 2009 in light of the fact that no other named executive officer was given a 2009 base salary increase.

In February 2009, Mr. Desai relinquished the role of Chief Executive Officer, continued as an active executive Chairman and accepted a decrease in base pay to $250,000.

Mr. Murugesh as Chief Operating Officer had his 2008 base salary of Rs.133,00,000 continued for 2009. When Mr. Murugesh was promoted to Chief Executive Officer and President in February 2009, the Committee reviewed Mr. Murugesh’s base salary and his lack of prior experience as a Chief Executive Officer and determined not to change his base salary at the time of his promotion.

Mr. Godbole as Chief Financial Officer had his 2008 base salary of Rs. 38,16,400 continued for 2009.

Mr. Chidambaram as Head of Sales—United States and Canada had his 2008 base salary of $205,000 continued for 2009.

Mr. Daniel Moore as Chief Administrative Officer, General Counsel and Secretary had his 2008 base salary of $255,000 continued for 2009.

Mr. Raghunath Ramdas as Senior Vice President Corporate Services and Global Procurement Head had his 2008 base salary of $180,000 continued for 2009.

STIP

In 2009, the Committee put in place a STIP that provided for cash compensation based upon targeted performance for fiscal year 2009. The Committee believes that the named executive officers must work as a team and focus primarily on company goals rather than solely on individual goals. Therefore, the Committee assigned between 40% and 50% of the STIP to company revenue and between 30% and 50% to EPS goals for all named executive officers other than the Head of Sales who had 80% assigned to revenue and 10% assigned to EPS. The Committee believes that enhancing the long term value of the company requires increased revenue and increased EPS. Finally the Committee believes it must also reward and encourage individual performance and assigned between 10% to 30% of the STIP to individual objectives.

The Committee considered local market conditions, Market Data, the named executive officer’s experience and responsibilities, and the perceived risk of having to replace the named executive officer in determining the 2009 STIP for named executive officers.

For 2009, Mr. Desai citing the fact that he was the largest Syntel shareholder declined to accept any STIP.

The Committee set Mr. Murugesh’s target 2009 STIP at Rs. 50,00,000 for 100% achievement of objectives. The Committee assigned 50% of the target amount to GAAP Revenue performance and 50% to company EPS performance. The amount to be earned for the portion of the STIP assigned to revenue varied from 0% for revenue under $440,000,000 to 100% for revenue of $450,000,000 to 300% for revenue of at least $480,000,000. Since company revenue was under $440,000,000, Mr. Murugesh would have earned no STIP for that portion assigned to revenue had Mr. Murugesh been on the payroll of the company at the time of disbursement of the STIP. The amount to be earned for the portion of the STIP assigned to EPS varied from 0% for EPS under $2.10 to 100% for EPS of $2.30 to 300% for EPS of at least $2.50. Since company EPS for 2009 was $2.86, Mr. Murugesh would have earned 300% for that portion of the STIP assigned to EPS had Mr. Murugesh been on the payroll of the company at the time of disbursement of the STIP. When Mr. Murugesh was promoted to Chief Executive Officer and President in February 2009, the Committee reviewed Mr. Murugesh’s STIP and in lieu of an increase in base salary the Committee determined to add an additional 20% to Mr. Murugesh’s STIP, assigning 10% to Lean Management and 10% to Leadership Succession. Mr. Murugesh resigned from Syntel in February 2010 prior to disbursement of the 2009 STIP.

The Committee set Mr. Godbole’s target 2009 STIP at Rs.16,00,000 for 100% achievement of objectives. The Committee assigned 40% of the target amount to GAAP Revenue performance and 30% to company EPS performance, 20% to company effective tax rate and 10% to individual objectives. The amount to be earned for the portion of the STIP assigned to revenue varied from 0% for revenue under $440,000,000 to 100% for revenue of $450,000,000 to 300% for revenue of at least $480,000,000. Since company revenue was under $440,000,000, Mr. Godbole earned no STIP for that portion assigned to revenue. The amount to be earned for the portion of the STIP assigned to EPS varied from 0% for EPS under $2.10 to 100% for EPS of $2.30 to 300% for EPS of at least $2.50. Since company EPS for 2009 was $2.86, Mr. Godbole earned 300% for that portion of the STIP assigned to EPS. The amount to be earned for the portion of the STIP assigned to the company effective tax rate varied from 0% for a tax rate over 17% to 100% for a tax rate of 15% to 300% for a tax rate of 13% or lower. Since the company effective tax rate for 2009 was 13% or lower, Mr. Godbole earned 300% for that portion of the STIP assigned to the tax rate. The 10% of the STIP assigned to individual objectives pertained to cost savings, tax compliances, timely preparation of financial reports and management of the finance department. Based on achievement of individual objectives, Mr. Godbole could earn anywhere from 25% to 100% for that portion assigned to individual objectives. Based on actual performance against individual objectives Mr. Godbole earned 100% of the total 10% of the STIP assigned to his individual objectives.

The Committee set Mr. Chidambaram’s target 2009 STIP at $150,000 for 100% achievement of objectives. The Committee believes that the Head of Sales should have a significant portion of STIP and total compensation related to revenue achieved. As set forth below, the Committee tied 80% of Mr. Chidambaram’s STIP to revenue and provided that Mr. Chidambaram could earn up to 300% on his target STIP. The Committee assigned 40% of the target amount to GAAP Revenue in the United States and Canada excluding certain specific clients, 30% to GAAP Revenue in the United States and Canada from new customers, 10% to GAAP Revenue from KPO services to specific clients, 10% to company EPS performance and 10% to individual objectives. The amount to be earned for the portion of the STIP assigned to GAAP Revenue in the United States and Canada excluding certain specific clients, varied from 0% for revenue under $354,000,000 to 100% for revenue of $373,000,000 with additional payments for revenue over $373,000,000. Mr. Chidambaram earned 0% STIP for that portion assigned to GAAP Revenue in the United States and Canada excluding certain specific clients. The amount to be earned for the portion of the STIP assigned to GAAP Revenue in the United States and Canada from new customers, varied from 0% for revenue under $5,000,000 to 100% for revenue of $8,000,000 with additional payments for revenue over $8,000,000. Mr. Chidambaram earned 78% STIP for that portion assigned to GAAP Revenue in the United States and Canada from new customers. The amount to be earned for the portion of the STIP assigned to GAAP Revenue from KPO services to specific clients, varied from 0% for revenue under $77,000,000 to 100% for revenue of $82,000,000 with additional payments for revenue over $82,000,000. Mr. Chidambaram earned 0% STIP for that portion assigned to GAAP Revenue from KPO services to specific clients. The amount to be earned for the portion of the STIP assigned to EPS varied from 0% for EPS under $2.10 to 100% for EPS of $2.30 to 300% for EPS of at least $2.50. Since company EPS for 2009 was $2.86, Mr. Chidambaram earned 300% for that portion of the STIP assigned to EPS. The 10% of the STIP assigned to individual objectives pertained to sales management, cost savings, business unit collaboration and succession planning. Based on achievement of individual objectives, Mr. Chidambaram could earn anywhere from 25% to

100% for that portion assigned to individual objectives. Based on actual performance against individual objectives Mr. Chidambaram earned 100% of the STIP assigned to his individual objectives. The Committee then considered the challenging economic environment in 2009 and the fact that Mr. Chidambaram had 80% of his STIP tied to revenue and determined, as an exception, to award Mr. Chidambaram $55,000 as an additional discretionary bonus for 2009.

The Committee set Mr. Moore’s target 2009 STIP at $80,000 for 100% achievement of objectives. The Committee assigned 40% of the target amount to GAAP Revenue performance and 30% to company EPS performance and 30% to individual objectives. The amount to be earned for the portion of the STIP assigned to revenue varied from 0% for revenue under $440,000,000 to 100% for revenue of $450,000,000 to 300% for revenue of at least $480,000,000. Since company revenue was under $440,000,000, Mr. Moore earned no STIP for that portion assigned to revenue. The amount to be earned for the portion of the STIP assigned to EPS varied from 0% for EPS under $2.10 to 100% for EPS of $2.30 to 300% for EPS of at least $2.50. Since company EPS for 2009 was $2.86, Mr. Moore earned 300% for that portion of the STIP assigned to EPS. Two thirds of the 30% of the STIP assigned to individual objectives pertained to cost savings, global compliance, litigation management and administrative duties assigned by the Chief Executive Officer. One third of the 30% of the STIP assigned to individual objectives pertained to providing requested documentation within assigned time frames. Based on achievement of individual objectives, Mr. Moore could earn anywhere from 17% to 167% for that portion assigned to individual objectives. Based on actual performance against individual objectives Mr. Moore earned 100% of the STIP assigned to his individual objectives.

The Committee set Mr. Ramdas’ target 2009 STIP at $60,000 for 100% achievement of objectives. The Committee assigned 40% of the target amount to GAAP Revenue performance; 30% to company EPS performance; 20% to company effective tax rate; and 10% to individual objectives. The amount to be earned for the portion of the STIP assigned to revenue varied from 0% for revenue under $440,000,000 to 100% for revenue of $450,000,000 to 300% for revenue of at least $480,000,000. Since company revenue was under $440,000,000, Mr. Ramdas earned no STIP for that portion assigned to revenue. The amount to be earned for the portion of the STIP assigned to EPS varied from 0% for EPS under $2.10 to 100% for EPS of $2.30 to 300% for EPS of at least $2.50. Since company EPS for 2009 was $2.86, Mr. Ramdas earned 300% for that portion of the STIP assigned to EPS. The amount to be earned for the portion of the STIP assigned to the company effective tax rate varied from 0% for a tax rate over 17% to 100% for a tax rate of 15% to 300% for a tax rate of 13% or lower. Since the company effective tax rate for 2009 was 13% or lower, Mr. Ramdas earned 300% for that portion of the STIP assigned to the tax rate. The 10% of the STIP assigned to individual objectives pertained to cost savings and the handling of certain tax matters. Based on achievement of individual objectives, Mr. Ramdas could earn anywhere from 25% to 100% for that portion assigned to individual objectives. Based on actual performance against individual objectives Mr. Ramdas earned 100% of the STIP assigned to his individual objectives.

LTIP

In 2009, the Committee put in place an LTIP that provided for cash compensation based upon cumulative performance for years 2009, 2010 and 2011. The Committee believes that the named executive officers must work as a team and focus primarily on company goals rather than solely on individual goals. Therefore, the Committee assigned 80% of the LTIP to company revenue and EPS goals. The Committee believes that enhancing the long term value of the company requires increased revenue and assigned 50% of the LTIP to increased revenue. The Committee believes that increasing revenue without increasing EPS is not in the best interest of the company and therefore assigned 30% of the LTIP to increased EPS. Finally the Committee believes it must also reward and encourage individual performance and assigned 20% of the LTIP to individual objectives.

The Committee assigned 50% of the target amount to GAAP Revenue performance, 30% to company EPS performance and 20% to individual objectives. Payouts under the LTIP could range from 0% to 200% for both the portion assigned to GAAP Revenue and the portion assigned to EPS. Payouts could range from 25% to 100% for the portion assigned to individual objectives. To be eligible to receive payment under the LTIP, the executive officer must be on the payroll of the company in August 2012.

Mr. Desai citing the fact that he was the largest Syntel shareholder declined to accept the LTIP.

Assuming 100% performance on GAAP Revenue, EPS and individual performance for the full three year period and the executive on the payroll in August 2012, Mr. Murugesh would have received Rs. 50,00,000; Mr. Godbole would receive Rs. 20,00,000, Mr. Chidambaram would receive $65,000, Mr. Moore would receive $40,000 and Mr. Ramdas would receive $40,000.

Stock Ownership Requirements

The Committee encourages meaningful stock ownership by Syntel’s Executives so as to align their interests more closely with the stockholders’ interest. In 2005, the Committee approved the Executive Stock Ownership Requirements Plan for senior officers.

“Stock Ownership” is defined to include all non-restricted and restricted stock owned by the officer directly. The minimum share ownership requirement for Executives other than the President is 4,000 shares to be achieved within three years of the appointment as an Executive. The minimum share ownership requirement for the President is stock worth three times the President’s base salary to be achieved within three years of the appointment as President.

Stock ownership levels must be maintained as long as the Executive is employed by Syntel and is an Executive. The Committee reviews the Executives’ progress toward and compliance with the share ownership requirements on an annual basis.

As of December 31, 2009, all Executives had met applicable stock ownership requirements.

Retirement Plans

The retirement plans available to executive officers are the same plans, a self-funded 401(k) plan for U.S.-based employees with no company match and a government mandated retirement plan for India-based employees, available to all other employees.

Health and Welfare Benefits

The health and welfare plans provided to the executive officers are the same plans available to all other employees.

D&O Liability Insurance Policy

All directors and officers, including the executive officers, are covered by directors and officer’s liability insurance maintained by Syntel.

Certain Other Benefits

Syntel provided perquisites to certain executive officers in 2009 as summarized below.

A. A car was provided to Bharat Desai and a car and driver were provided to Keshav Murugesh and Arvind Godbole.

B. Professional association dues were paid for Bharat Desai and Daniel Moore.

C. Certain telephone expenses were reimbursed to Keshav Murugesh and Arvind Godbole.

D. Syntel paid the annual insurance premiums for Keshav Murugesh and Arvind Godbole for death coverage under a group personal accident policy and for death coverage under a group term life insurance policy and for Daniel Moore for death coverage under an individual term life policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

Syntel ordinarily seeks to provide performance-based compensation that allows for maximum deductibility under Section 162(m) of the Internal Revenue Code of 1986 (the “Tax Code”) and related regulations. The Tax Code places a limit of $1 million on the amount of compensation that can be deducted for tax purposes for the Executives listed in the Summary Compensation Table. However, tax deductibility is only one of the factors that are considered in any final decision regarding Executive compensation. In order to best serve Syntel and the interests of its stockholders, Syntel may determine that payment of non-deductible compensation is necessary and appropriate to provide awards consistent with the overall philosophy and objectives of the compensation program. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by Syntel to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, Syntel began accounting for stock-based payments under the Equity Incentive Plan in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Syntel’s Annual Report on Form 10-K for the year ended December 31, 2009.

This report is submitted by the Compensation Committee of the Board of Directors.

PARITOSH K. CHOKSI, CHAIRPERSON

THOMAS DOKE

GEORGE R. MRKONIC, JR.

Summary Compensation Table

The following table provides summary information concerning the compensation of Syntel’s Chairman, Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated Executives of Syntel for the 2009 fiscal year (“NEOs” or individually “NEO”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)		Total ($)
Bharat Desai Chairman	2009	256,602	—	—	—	—	—	1,860	(3)	258,462
	2008	300,000	—	—	—	—	—	7,924		307,924
	2007	300,000	—	—				16,591		316,591

Keshav Murugesh Chief Executive Officer and President (4) (5)	2009	284,418	—	—	—	—	—	13,590	(6)	298,008
	2008	310,762	—	464,560	—	231,378	—	15,258		1,021,958
	2007	252,969	—	387,700	—	329,281	—	38,545		1,008,495

Arvind Godbole Chief Financial Officer and Chief Information Security Officer (4)	2009	72,596	6,433	—	—	58,462	—	17,055	(7)	154,546
	2008	82,032	7,157	172,810	—	94,175	—	18,370		374,544
	2007	71,334	6,630	116,310	1,219	101,317	491	23,255		320,556

Lakshmanan Chidambaram Vice President, Sales	2009	205,000	—	—	—	155,417	—	—		360,417
	2008	205,000	—	125,680	—	256,500	—	—		587,180
	2007	200,000	—	290,775	—	288,600	—	—		779,375

Daniel M. Moore Chief Executive Officer, General Counsel and Secretary	2009	255,185	—	—	—	99,333	—	5,350	(8)	359,868
	2008	255,177	—	94,260	—	126,400	—	4,450		480,287
	2007	250,161	—	77,540	—	140,000	—	2,975		470,676

Raghunath Ramdas Senior Vice President, Corporate Services and Global Procurement Head	2009	180,200	—	—	—	99,333	—	—		279,533
	2008	180,200	—	94,260	—	123,000	—	—		397,460
	2007	188,461	—	116,310	8,128	137,500	—	—		450,399

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2009, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs. No stock or option awards were granted to the listed persons in 2009.
(2)	The amount in this column represents the aggregate change in the actuarial present values during the fiscal year of each NEO’s accumulated benefits under a pension fund for Syntel’s India based employees.
(3)	Represents a perquisite of $1,860 that consists of payment for membership in a professional organization.
(4)	Other than the calculation of stock awards and option awards, the amounts given for Messrs. Godbole and Murugesh were converted from Indian rupees. For purposes of the disclosures throughout this proxy statement, Indian rupees were converted to U.S. dollars by using the quarterly income statement rate used for GAAP reporting for the applicable month. The reduction in the amount of salary in 2009 as against 2008 is due to the depreciation of the Indian rupee in 2009 and payments for cancelled managed time off in 2008.
(5)	Mr. Murugesh resigned from Syntel on February 1, 2010.
(6)	Represents perquisites of $13,590 that consist of the cost of providing a car and driver of $10,527, telephone expense reimbursement of $868, meal vouchers of $368 and $1,827 in premiums for accidental death and life insurance coverage.
(7)	Represents perquisites of $17,055 that consist of the cost of providing a car and driver of $15,373, telephone expense reimbursement of $853, and $829 in premiums for accidental death and life insurance coverage.
(8)	Represents perquisites of $5,350 that consist of $4,470 in life insurance premiums and $880 in payments for membership in professional organizations.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth sets forth information for each of the NEOs as to grants of non-equity plan awards in 2009. No equity plan awards, stock, or option awards were made to the NEOs in 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
		Threshold ($)	Target ($)	Maximum ($)
Bharat Desai	—	—	—	—

Keshav Murugesh (2) (3)	1/1/09	—	103,537	331,319
	10/5/09		107,204	192,967

Arvind Godbole (3)	1/1/09	—	33,132	92,769
	10/5/09	—	42,882	77,187

Lakshmanan Chidambaram	1/1/09	—	150,000	450,000
	10/5/09	—	65,000	117,000

Daniel M. Moore	1/1/09	—	80,000	208,000
	10/5/09	—	40,000	72,000

Raghunath Ramdas	1/1/09	—	60,000	168,000
	10/5/09	—	40,000	72,000

(1)	Set forth are estimated future payouts under the STIP (granted effective 1/1/09) and LTIP (granted effective October 5, 2009). “Threshold” and “Target” amounts are the same under the STIP and LTIP.
(2)	Mr. Murugesh has resigned from Syntel and will receive no payments under the LTIP.
(3)	The amounts given for Messrs. Godbole and Murugesh were converted from Indian rupees.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Bharat Desai	—	—	—	—	—	—		—	—		—

Keshav Murugesh (9)	39,000	—	—	14.86	5/12/12	—		—	—		—
	—	—	—	—	—	—		—	20,000	(2)	760,600
	—	—	—	—	—	6,000	(3)	228,180	—		—
	—	—	—	—	—	6,400	(4)	243,392	—		—
	—	—	—	—	—	6,000	(5)	228,180	—		—

Arvind Godbole	—	—	—	—	—	400	(6)	15,212	—		—
	—	—	—	—	—	1,800	(3)	68,454	—		—
	—	—	—	—	—	4,125	(5)	156,874	—		—

Lakshmanan Chidambaram	—	—	—	—	—	—		—	6,000	(2)	228,180
	—	—	—	—	—	4,500	(3)	171,135	—		—
	—	—	—	—	—	3,000	(5)	114,090	—		—

Daniel M. Moore	—	—	—	—	—	—		—	400	(7)	15,212
	—	—	—	—	—	1,200	(3)	45,636	—		—
	—	—	—	—	—	2,250	(5)	85,568	—		—

Raghunath Ramdas	10,000	—	—	14.07	5/15/13	—		—	—		—
	—	—	—	—	—	—		—	1,200	(8)	45,636
	—	—	—	—	—	—		—	800	(7)	30,424
	—	—	—	—	—	1,800	(3)	68,454	—		—
	—	—	—	—	—	2,250	(5)	85,568	—		—

(1)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of Syntel common stock on December 31, 2009, which was $38.03 per share.
(2)	These restricted stock grants were granted on July 1, 2006 and are performance restricted stock grants divided in a pre-defined proportion with the vesting (lifting of restriction) of one portion based on Syntel’s overall annual performance and the vesting of the other portion based on the achievement of pre-defined long term goals of Syntel (“Performance Restricted Stock”). These stocks vest over a period of five years (at each anniversary) in equal installments, subject to meeting the pre-defined criteria of overall annual performance and achievement of the long-term goal. The restricted stock linked to overall annual performance lapses (reverts to Syntel) on non-achievement of the overall annual performance in the given year. However, the stock linked to achievement of the long term goal rolls over into a common pool and lapses only on the non-achievement of the long term goal on or prior to the end of fiscal year 2012.
(3)	These stock awards were granted on August 10, 2007, and will vest in three equal installments on August 10, 2010, August 10, 2011, and August 10, 2012.
(4)	This stock award was granted on March 31, 2008, and would have vested in three equal installments on March 31, 2010, March 31, 2011, and March 31, 2012, however, Mr. Murugesh resigned from Syntel on February 1, 2010.
(5)	These stock awards were granted on August 4, 2008, and will vest in three equal installments on August 4, 2010, August 4, 2011, and August 4, 2012.
(6)	This stock award was granted on September 11, 2006, and will vest in two equal installments on September 11, 2010 and September 11, 2011.
(7)	These restricted stock grants were granted on October 1, 2006 and vest according to the description for Performance Restricted Stock given in footnote 2 immediately above.
(8)	These restricted stock grants were granted on September 14, 2006 and vest according to the description for Performance Restricted Stock given in footnote 2 immediately above.
(9)	Mr. Murugesh resigned from Syntel on February 1, 2010 and all stock awards that were still subject to a restriction period were canceled.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

The Table below shows the number of shares of Syntel Common Stock acquired during 2009 upon the exercise of options and the vesting of restricted shares.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Bharat Desai	—	—	—	—
Keshav Murugesh	—	—	18,100	600,893
Arvind Godbole	—	—	2,175	86,362
Lakshmanan Chidambaram	—	—	5,500	195,453
Daniel M. Moore	—	—	1,350	54,319
Raghunath Ramdas	10,000	160,075	2,350	98,399

(1)	Value Realized on Exercise is calculated by multiplying the number of shares exercised times the sales price minus the option price.
(2)	Value Realized on Vesting is calculated by multiplying the shares vested times the stock closing price on the day of vesting.

Pension Benefits Table 2009

In accordance with the Payment of Gratuity Act, 1972 of India, Syntel’s Indian subsidiary provides for gratuity, a defined retirement benefit plan (the “Gratuity Plan”) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation, or termination of employment, based on the respective employee’s salary and the term of employment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Bharat Desai	—	—	—	—
Keshav Murugesh	Gratuity Plan	7	7,574	—
Arvind Godbole	Gratuity Plan	9	7,574	—
Lakshmanan Chidambaram	—	—	—	—
Daniel M. Moore	—	—	—	—
Raghunath Ramdas	—	—	—	—

(1)	The gratuity under the Gratuity Plan is restricted to 3,50,000 Indian Rupees or $7,574.

Potential Payments Upon Termination or Change-in-Control

Under the terms of Syntel’s Amended and Restated Stock Option and Incentive Plan (the “Plan”) and the stock option agreements and restricted stock agreements (collectively the “Agreements”) entered into with NEOs under the Plan, if a NEO has a “Change in Position” subsequent to a “Change in Control”, any unvested stock options become fully vested and exercisable in full and may be exercised within three months after the “Change in Position” occurs and the remaining restriction period on any restricted stock granted under the Plan immediately lapses and the shares become fully transferable.

Under the Plan a “Change in Position” is defined to be: (i) involuntary termination of the NEO’s employment; or (ii) a significant reduction in the duties, responsibilities, compensation and/or fringe benefits of the NEO, or the assignment to the NEO of duties inconsistent with the NEO’s position (all as in effect immediately prior to a Change in Control), whether or not the NEO voluntarily terminates employment as a result.

Under the Plan, a “Change in Control” is defined to be the occurrence of any of the following events that do not involve a person or entity that was a shareholder of Syntel at the time the Plan was adopted: (i) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of fifty-one percent, or more, of Syntel’s outstanding Common Stock in a single transaction or a series of related transactions within a one-year period; (ii) a sale of all or substantially all of Syntel’s assets to any person, firm or corporation; or (iii) a merger or similar transaction between Syntel and another entity if Syntel’s shareholders do not own a majority of the voting stock of the corporation surviving the transaction and a majority in value of the total outstanding stock of such surviving corporation after the transaction.

The following table sets forth the estimated benefit to the respective NEO assuming that the noted event occurred on December 31, 2009 and, where applicable, using the closing price of Syntel’s common stock on December 31, 2009, which was $38.03 per share. While the amounts shown and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the NEOs in the event that the noted below had occurred on December 31, 2009, the actual amounts due to the NEOs upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the Plan and the Agreements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

		Before Change in Control	After Change in Control
Name	Benefit	Change in Position	Change in Position		Voluntary Termination	Death	Disability	Change in Control
Bharat Desai	—	—	—		—	—	—	—

Keshav Murugesh (1)	Lapsing of Restrictions on Restricted Stock	—	1,460,352	(2)	—	—	—	—

Arvind Godbole	Lapsing of Restrictions on Restricted Stock	—	240,540	(2)	—	—	—	—

Lakshmanan Chidambaram	Lapsing of Restrictions on Restricted Stock	—	513,405	(2)	—	—	—	—

Daniel M. Moore	Lapsing of Restrictions on Restricted Stock	—	146,416	(2)	—	—	—	—

Raghunath Ramdas	Lapsing of Restrictions on Restricted Stock	—	230,082	(2)	—	—	—	—

(1)	Mr. Murugesh resigned from Syntel on February 1, 2010, whereupon all restricted stock granted under the Plan still subject to a restriction period was cancelled.
(2)	Represents the aggregate intrinsic value of the lapsing of restrictions on each NEO’s restricted stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, with respect to Syntel’s equity compensation plans, (i) the number of shares of common stock to be issued upon the exercise of outstanding options, (ii) the weighted average exercise price of outstanding options, and (iii) the number of shares remaining available for future issuance, as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)) *
Equity compensation plans approved by shareholders	73,413	$13.28	2,157,267
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	73,413	$13.28	2,157,267

*	Includes 1,440,132 shares available for future issuance under Syntel’s Stock Option and Incentive Plan and 717,135 shares available for future issuance under Syntel’s Employee Stock Purchase Plan.

ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of Syntel’s Common Stock by (i) any person or entity known by the management of Syntel to have been the beneficial owner of more than five percent of Syntel’s outstanding Common Stock as of April 8, 2010, (ii) the nominees, present directors, and NEOs of Syntel, and (iii) by all directors and executive officers of Syntel as a group. There were 41,533,603 shares of Syntel Common Stock outstanding on April 8, 2010.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED (1)		PERCENT OF CLASS
Bharat Desai	18,007,292	(2)	43.4%
525 East Big Beaver Road, Suite 300
Troy, Michigan 48083
Neerja Sethi	10,203,233	(3)	24.6%
525 East Big Beaver Road, Suite 300
Troy, Michigan 48083
Rakesh Vij	9,618,692	(4)	23.2%
5607 Hartsdale Dr.
Houston, Texas 77036
NS Trust dated February 28, 1997 I	4,659,346	(5)	11.2%
701 Brickell Ave., Suite 870
Miami, Florida 33131
NS Trust dated February 28, 1997 II	4,659,346	(5)	11.2%
701 Brickell Ave., Suite 870
Miami, Florida 33131
Lakshmanan Chidambaram	22,850	(6)	*
Paritosh K. Choksi	53,581	(6)	*
Thomas Doke	1,684	(6)	*
Arvind Godbole	8,500	(6)	*
Raj Mashruwala	-0-
Daniel M. Moore	10,736	(6)	*
George R. Mrkonic, Jr	2,635	(6)
Keshav Murugesh	18,100		*
Raghunath Ramdas	18,400	(6)	*
Prashant Ranade	17,170	(6)	*
All Directors, Nominees, and Executive Officers as a group (16 persons)	28,408,240	(6)	68.2%

*	Less than 1%.
(1)	For the purpose of this table, a person or group is deemed to have “beneficial ownership” of any shares as of a given date which such person has voting power, investment power, or has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of Syntel’s Common Stock and each director and executive officer has sole voting and investment power over the shares reported. With respect to the restricted Common Stock of Syntel shown as owned by certain executive officers and directors, the executive officers have voting power but no investment power.

(2)	Mr. Desai holds shared voting and dispositive power for (a) 4,659,346 shares held by the NS Trust dated February 28, 1997 I, (b) 4,659,346 shares held by the NS Trust dated February 28, 1997 II, (c) 75,000 shares held by the NS Trust dated May 17, 1997 V, (d) 75,000 shares held by the NS Trust dated May 17, 1997 VI, of which trusts Mr. Desai is a co-trustee with Rakesh Vij, and (e) 3,350 shares held in several educational trusts for the benefit of other individuals, of which trusts Mr. Desai is a trustee. Mr. Desai disclaims beneficial ownership of shares held by these trusts.
(3)	Ms. Sethi holds shared voting and dispositive power for (a) 75,000 shares held by the BD Trust dated May 17, 1997 III, (b) 75,000 shares held by the BD Trust dated May 17, 1997 IV, of which trusts Ms. Sethi is a co-trustee with Rakesh Vij, and (c) 4,750 shares held in several educational trusts for the benefit of other individuals, of which trusts Ms. Sethi is a trustee. Ms. Sethi disclaims beneficial ownership of shares held by these trusts.
(4)	Rakesh Vij holds shared voting and dispositive power for (a) 4,659,346 shares held by the NS Trust dated February 28, 1997 I, (b) 4,659,346 shares held by the NS Trust dated February 28, 1997 II, (c) 75,000 shares held by the BD Trust dated May 17, 1997 III, (d) 75,000 shares held by the BD Trust dated May 17, 1997 IV, (e) 75,000 shares held by the NS Trust dated May 17, 1997 V, and (f) 75,000 shares held by the NS Trust dated May 17, 1997 VI, of which trusts Rakesh Vij is a co-trustee. Rakesh Vij disclaims beneficial ownership of shares held by these trusts.
(5)	These shares are also included under both Mr. Desai’s and Rakesh Vij’s ownership as they are co-trustees for these trusts and share voting and dispositive power for these shares of Common Stock.
(6)	The number of shares shown in the table includes the following number of shares which the person specified may acquire within 60 days by exercising options which were unexercised on April 8, 2010: Paritosh K. Choksi, 13,500; Raghunath Ramdas, 10,000; and all directors and executive officers as a group, 23,500. The number of shares shown in the table includes the following number of shares which are represented by shares of restricted Common Stock which are not vested: Lakshmanan Chidambaram, 13,500; Paritosh K. Choksi, 2,635; Thomas Doke, 1,684; Arvind Godbole, 6,325; Daniel M. Moore, 3,850; George R. Mrkonic, Jr., 2,635; Raghunath Ramdas, 6,050; Prashant Ranade, 7,635; and all directors and executive officers as a group, 61,302.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Syntel’s executive officers and directors, and persons who own more than ten percent of a registered class of Syntel’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten percent shareholders are required by regulations of the SEC to furnish Syntel copies of all Section 16(a) forms they file.

Based solely on Syntel’s review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Syntel believes that, except for the following, its officers, directors and greater than ten percent beneficial owners met all applicable filing requirements during the last year. The following persons failed to file a Form 3: V. S. Raj and R. Swaminathan.

Transactions with Related Persons

The Board of Directors has adopted policies and procedures for the disclosure, review and approval of any transaction in which Syntel or one of its subsidiaries is a participant and in which any “related person” or “Covered Individual” (director, executive officer or their immediate family members, or shareholders owning 5% or more of the Company’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance by the Board of Directors. Under Syntel’s Code of Ethical Conduct, officers, directors and employees of Syntel are required to report proposed related party transactions to the Board of Directors. Syntel is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC since the beginning of 2009 where the foregoing policies and procedures did not require review, approval, or ratification of such transaction or where such policies and procedures were not followed. Since the beginning of 2009, Syntel has had no transactions, nor does it currently have any proposed transactions, in which it was or is to be a participant in which any related person had or will have a direct or indirect material interest.

Shareholder Proposals for 2011 Annual Meeting

Shareholder proposals to be presented at the 2011 Annual Meeting of Shareholders must be received by Syntel not later than December 30, 2010 if they are to be included in Syntel’s Proxy Statement for the 2011 Annual Meeting of Shareholders. Such proposals should be addressed to the Corporate Secretary at Syntel’s executive offices.

Shareholder proposals to be presented at the 2011 Annual Meeting of Shareholders which are not to be included in Syntel’s Proxy Statement for that meeting must be received by Syntel not before March 5, 2011 and not later than April 4, 2011; or, for any special meeting of shareholders, no later than 10 days after the day of the public announcement of the date of the special meeting in accordance with the procedures contained in Syntel’s Bylaws. Such proposals should be addressed to the Secretary at Syntel’s executive offices.

Other Matters

At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the 2010 Annual Meeting of Shareholders other than the matters described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the proxy card intend to vote the proxy in accordance with their judgment on those matters.

By Order of the Board of Directors,

Daniel M. Moore Chief Administrative Officer, General Counsel, and Secretary

April 30, 2010

COPIES OF SYNTEL’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, SYNTEL, INC., 525 E. BIG BEAVER ROAD, SUITE 300, TROY, MICHIGAN 48083.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Paritosh K. Choksi	☐	☐	02 - Bharat Desai	☐	☐	03 - Thomas Doke	☐	☐

04 - George R. Mrkonic, Jr.	☐	☐	05 - Raj Mashruwala	☐	☐	06 - Prashant Ranade	☐	☐

07 - Neerja Sethi	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Crowe Horwath LLP as the independent and registered public accounting firm for the current fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appears on this Proxy. If your shares are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include their title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy – Syntel, Inc.

Proxy Solicited on Behalf of the Board of Directors

For the Annual Meeting of Shareholders – June 3, 2010

The undersigned appoints Bharat Desai and Daniel M. Moore, and each of them individually, as proxies with full power of substitution and revocation to vote, as designated on the reverse side of this proxy, all the shares of common stock of Syntel, Inc. held of record by the undersigned on April 8, 2010, with all powers that the undersigned would possess if personally present, at Syntel, Inc.’s annual meeting of shareholders to be held on June 3, 2010 or at any adjournment thereof.

In their discretion, proxies are authorized to vote upon such other business as may properly be brought before the meeting.

When properly executed, this proxy will be voted in the manner specified by the undersigned shareholder. If no instructions are specified, this proxy will be voted FOR each of the nominees and proposals listed on the reverse side.